EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 of Heritage Financial Group, Inc. (SEC File Numbers 333-171391 and 333-171894) of our report dated March 31, 2011, relating to our audit of the consolidated financial statements of Heritage Financial Group, Inc. as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 and which report is included in Heritage Financial Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010.

/s/Mauldin & Jenkins, LLC

Albany, Georgia
March 31, 2011